LIVE NATION ENTERTAINMENT REPORTS
SECOND QUARTER AND FIRST HALF 2014 FINANCIAL RESULTS

Highlights (year over year):

•	Revenue for the Six Months Up 7% with Growth Across All Businesses
•	AOI for the Six Months Up 6% to $225 Million
•	Operating Income in the First Half Up 27% Excluding Higher 2013 Gain on Disposal; Down 33% on a Reported Basis
•	Free Cash Flow for the Six Months of $110 Million
•	Concert Ticket Sales Up 3% Through July
•	Mobile Ticket Sales Up Nearly 40%; 17% of Tickets Purchased on Mobile Platforms in First Half
•	Ticketmaster Resale Up 30% for First Half
•	Contracted Sponsorship Revenue Up 11% Through July

LOS ANGELES – July 31, 2014 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and six months ended June 30, 2014.

All of our businesses continue to grow as we see ongoing strong global demand, with positive indicators on consumer spending for live events. Against this backdrop we are building global market share in concerts and ticketing, attracting new brands to our sponsorship and advertising platform, and have now fully aligned artist management with the rest of the company. As a result, our revenue was up 7% for the first six months of the year with adjusted operating income, or AOI, up 6%, with all four segments growing both top line and profitability through the first two quarters. Operating income would be up 27% for the first six months if not for higher gains related to asset disposals last year; on a reported basis, our operating income was down 33% for this period.

As we are now well into the third quarter and have sufficient visibility into the rest of the year, I am confident that we will have another record year in 2014 and deliver our planned revenue, AOI and free cash flow growth for the year and into 2015. Overall we have sold over 42 million tickets for shows this year through July, up 3% from this point last year. We are expecting our festival and stadium activity this year to be very strong in the third quarter, driving a record-setting Concerts attendance of approximately 23 million fans in the quarter, giving us confidence that the lower attendance in the second quarter is simply timing within the year.

We have also sold nearly 80% of our planned Sponsorship & Advertising for the year through July. Total contracted sponsorship revenue is up 11% from this point last year, and we are now driving the online advertising growth needed to deliver on our full year growth expectations. In Ticketing, the rapid growth of secondary ticketing and the shift of ticket purchasing to mobile, along with continued net client renewal rates of over 100%, position Ticketmaster better than ever. The alignment of our artist management business continues to build, and we expect over 40% growth in major artist shows promoted by Live Nation this year.

Concerts
On the touring side, we are promoting 21 of the top 25 global tours this year, continuing to differentiate Live Nation as the partner of choice for touring artists. In festivals, we are continuing our strength in Europe, and adding to that a stronger portfolio in North America, where we now have seven festivals which we believe can attract at least 100,000 fans each, up from just one such festival two years ago. This includes the Electric Daisy Carnival in Vegas, with nearly 400,000 fans last month, making it the largest single weekend festival in the country. Globally, we will promote shows in 40 countries this year, and expect to have our strategy for Central and South America in place by the end of the year, establishing our next growth platform.

Artist Nation
Increasingly feeding this concerts pipeline is our artist management business. With our repositioning of the business now complete, we have been in a growth mode this year, adding such acts as U2, Lady Gaga, Alicia Keys, Miley Cyrus and Britney Spears, and are now managing over 250 artists.
Sponsorship & Advertising
The Sponsorship & Advertising business continues to increase with sponsorship growth coming from continued success around our festival platform and the addition and expansion of strategic relationships with major brands including Budweiser, SAP, Kellogg's, Hertz and Citi.
On the advertising side we are delivering results with a two-part strategy. First, we are growing advertising from the traffic coming to our sites, which was up 23% in the past quarter year-on-year as we added more content on Livenation.com, and we also re-launched our EDM content at insomniac.com. Second, with Yahoo! we have now launched our Live Nation channel streaming a concert each day. Going forward, we see great opportunities for additional programming with Yahoo! and other distribution partners, which we believe will drive continued advertising growth.
Ticketing
Ticketmaster is now delivering on its potential, with our technology investments powering new fan products and setting the foundation for continued growth. Our greatest product focus for the past year has been an integrated primary and secondary ticketing offer for fans, and in July we expect a 90% year-on-year increase in global secondary gross transaction value, or GTV, driven by a 600% increase in secondary concerts activity. This product has now been widely accepted by fans, teams and artists alike, as a benefit to all ̶ selling more tickets and keeping the secondary value within the content ecosystem, and as a result, we currently expect to capture over $1 billion in resale GTV since our launch last September through the end of this year.

In primary ticketing, $10 billion of GTV was sold through our platforms in the first half, and we continue to see a rapid shift to mobile ticketing, with nearly 40% growth in mobile ticket sales this year and 17% of tickets now purchased on our mobile platforms. As we have improved the ease by which fans can buy, transfer and sell their tickets, and with almost 60% of tickets in North America now able to enter a show with a mobile bar code, we expect this to continue driving mobile growth and further Ticketmaster’s distinctive proposition for both fans and venues.
As a result, we expect to deliver a net client renewal rate of over 100% at Ticketmaster for the fifth straight year since the merger, clearly demonstrating that our investments are paying off and the confidence that our partners have in the future of Ticketmaster.
2014 Growth Expectations
The full year continues to be on track and I remain confident that in 2014 we will deliver our fourth consecutive year of revenue, AOI and free cash flow growth and grow the profitability of each of our businesses. Longer term, I continue to see great ongoing growth opportunities for the company. We believe that the underlying demand for 'live' continues to be strong globally, and as one of the few truly borderless businesses we have numerous opportunities to increase our share; and we have now shown that we can effectively drive scale in concerts and build out from that our sponsorship and ticketing businesses.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Investor Relations section of the company’s website at investors.livenationentertainment.com to register for the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the same link. A replay of the webcast will also be available on the Live Nation website.

Data above listed "through July" is as of July 21, 2014.

FINANCIAL HIGHLIGHTS – 2nd QUARTER
(unaudited; $ in millions)

	Q2 2014	Q2 2013	Growth	6 months 2014	6 months 2013	Growth
Revenue
Concerts	$1,172.2	$1,193.0	(2%)	$1,834.7	$1,706.5	8%
Ticketing	371.0	337.8	10%	725.5	663.0	9%
Artist Nation	79.2	99.7	(21%)	151.7	150.0	1%
Sponsorship & Advertising	70.9	71.2	—	116.3	111.4	4%
Other & Eliminations	(27.5)	(22.2)	(24%)	(35.1)	(27.7)	(27%)
	$1,665.8	$1,679.5	(1%)	$2,793.1	$2,603.2	7%

Adjusted Operating Income (Loss)
Concerts	$37.1	$42.6	(13%)	$34.5	$29.4	17%
Ticketing	76.6	77.6	(1%)	146.6	137.2	7%
Artist Nation	3.2	8.5	(62%)	8.4	7.5	12%
Sponsorship & Advertising	49.0	47.2	4%	74.8	70.9	6%
Other & Eliminations	(2.5)	1.6	**	(2.1)	2.4	**
Corporate	(21.4)	(17.6)	(22%)	(37.6)	(34.6)	(9%)
	$142.0	$159.9	(11%)	$224.6	$212.8	6%

Operating Income (Loss)
Concerts	$12.4	$36.9	(66%)	$(21.6)	$(2.9)	**
Ticketing	34.8	39.2	(11%)	56.8	54.5	4%
Artist Nation	(9.5)	(2.9)	**	(13.1)	(13.8)	5%
Sponsorship & Advertising	46.9	46.4	1%	72.2	69.8	3%
Other & Eliminations	(1.6)	2.1	**	(0.7)	3.2	**
Corporate	(27.3)	(23.9)	(14%)	(50.2)	(46.2)	(9%)
	$55.7	$97.8	(43%)	$43.4	$64.6	(33%)
** percentages are not meaningful

Revenue for the second quarter of 2014 was down 1% compared to the same period of last year, driven by the decline in Concerts revenue of 2%. As we noted in the last quarter, there was significantly higher volume of arena shows and attendance in the first quarter this year than we have historically seen. This shift in timing drove higher revenue for Concerts in the first quarter and for the first six months of 2014, delivering an overall revenue increase of 7% for the first half.

As of June 30, 2014, total cash and cash equivalents were $2.0 billion, which includes $577 million in ticketing client cash and $910 million in free cash. Event-related deferred revenue was $858 million as of June 30, 2014, compared to $868 million as of the same date in 2013. Free cash flow was $76 million for the second quarter of 2014 as compared to $103 million in the second quarter of last year, and $110 million for the first six months of 2014 versus $117 million for the same period in 2013.

LIVE NATION ENTERTAINMENT, INC.
KEY OPERATING METRICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Concerts (1)
Total estimated events:
North America	4,027	4,074	7,269	7,354
International	1,639	1,841	3,198	3,463
Total estimated events	5,666	5,915	10,467	10,817
Total estimated fans (rounded):
North America	9,268,000	9,283,000	14,981,000	14,343,000
International	5,221,000	6,021,000	8,518,000	9,071,000
Total estimated fans	14,489,000	15,304,000	23,499,000	23,414,000
Ticketing
Number of tickets sold (in thousands) (2)	36,910	36,268	73,563	72,016
 _________

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fan was present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported above for the three months ended June 30, 2014 and 2013 excludes approximately 61 million and 65 million, respectively, and for the six months ended June 30, 2014 and 2013 excludes approximately 135 million and 138 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

About Live Nation Entertainment:
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation & House of Blues Concerts, LN Media and Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Follow us @twitter.com/LiveNationInc

Investor Contact:                Media Contact:
Maili Bergman                    Jacqueline Peterson
(310) 867-7000                (310) 360-3051
IR@livenation.com                jacquelinepeterson@livenation.com

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands except share and per share data)
Revenue	$1,665,785	$1,679,513	$2,793,101	$2,603,211
Operating expenses:
Direct operating expenses	1,184,696	1,209,918	1,915,847	1,786,852
Selling, general and administrative expenses	325,925	295,719	628,330	575,241
Depreciation and amortization	76,219	82,688	158,807	164,853
Gain on disposal of operating assets	(3,787)	(30,199)	(3,281)	(33,796)
Corporate expenses	25,717	21,812	46,891	42,467
Acquisition transaction expenses	1,329	1,769	3,129	2,977
Operating income	55,686	97,806	43,378	64,617
Interest expense	27,590	30,041	52,082	58,192
Interest income	(1,146)	(890)	(1,812)	(2,658)
Equity in earnings of nonconsolidated affiliates	(960)	(2,629)	(3,766)	(5,211)
Other expense (income), net	(330)	3,868	(1,506)	7,506
Income (loss) before income taxes	30,532	67,416	(1,620)	6,788
Income tax expense	4,710	8,401	2,655	11,960
Net income (loss)	25,822	59,015	(4,275)	(5,172)
Net income (loss) attributable to noncontrolling interests	2,888	885	5,239	(63)
Net income (loss) attributable to common stockholders of Live Nation Entertainment, Inc.	$22,934	$58,130	$(9,514)	$(5,109)

Basic and diluted net income (loss) per common share attributable to common stockholders of Live Nation Entertainment, Inc.	$0.11	$0.30	$(0.06)	$(0.03)

Weighted average common shares outstanding:
Basic	198,701,762	193,069,783	198,282,044	190,960,206
Diluted	205,989,271	196,770,405	198,282,044	190,960,206

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2014	December 31, 2013
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,041,686	$1,299,184
Accounts receivable, less allowance of $18,065 and $19,850, respectively	563,394	439,151
Prepaid expenses	647,087	378,342
Other current assets	59,179	43,427
Total current assets	3,311,346	2,160,104
Property, plant and equipment
Land, buildings and improvements	815,728	816,931
Computer equipment and capitalized software	450,447	421,846
Furniture and other equipment	210,331	210,866
Construction in progress	64,514	52,883
	1,541,020	1,502,526
Less accumulated depreciation	831,678	795,726
	709,342	706,800
Intangible assets
Definite-lived intangible assets, net	647,645	676,564
Indefinite-lived intangible assets	376,235	376,736
Goodwill	1,502,707	1,466,983
Other long-term assets	324,845	296,334
Total assets	$6,872,120	$5,683,521
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$700,524	$656,253
Accounts payable	150,228	111,320
Accrued expenses	709,490	668,799
Deferred revenue	1,001,097	486,433
Current portion of long-term debt	269,628	278,403
Other current liabilities	41,851	54,310
Total current liabilities	2,872,818	2,255,518
Long-term debt, net	2,038,845	1,530,484
Long-term deferred income taxes	167,179	161,637
Other long-term liabilities	105,673	85,035
Commitments and contingent liabilities
Redeemable noncontrolling interests	56,171	61,041
Stockholders’ equity
Common stock	1,993	1,978
Additional paid-in capital	2,411,138	2,368,281
Accumulated deficit	(961,310)	(951,796)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive income (loss)	16,828	(2,370)
Total Live Nation Entertainment, Inc. stockholders’ equity	1,461,784	1,409,228
Noncontrolling interests	169,650	180,578
Total equity	1,631,434	1,589,806
Total liabilities and equity	$6,872,120	$5,683,521

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,275)	$(5,172)
Reconciling items:
Depreciation	61,906	59,410
Amortization	96,901	105,443
Deferred income tax benefit	(12,064)	(6,305)
Amortization of debt issuance costs and discount/premium, net	10,101	10,421
Non-cash compensation expense	22,568	14,119
Gain on disposal of operating assets	(3,281)	(33,796)
Equity in earnings of nonconsolidated affiliates	(3,766)	(5,211)
Other, net	947	(2,356)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(126,528)	(182,561)
Increase in prepaid expenses	(265,927)	(230,247)
Increase in other assets	(60,500)	(62,053)
Increase in accounts payable, accrued expenses and other liabilities	114,065	130,209
Increase in deferred revenue	508,323	588,446
Net cash provided by operating activities	338,470	380,347
CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from nonconsolidated affiliates	1,836	2,740
Investments made in nonconsolidated affiliates	(1,512)	(3,032)
Purchases of property, plant and equipment	(66,388)	(76,685)
Proceeds from disposal of operating assets, net of cash divested	3,631	81,070
Cash paid for acquisitions, net of cash acquired	(24,518)	(23,766)
Purchases of intangible assets	(2,675)	(17)
Other, net	(4,019)	(1,052)
Net cash used in investing activities	(93,645)	(20,742)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	514,612	89,369
Payments on long-term debt	(15,126)	(106,388)
Contributions from noncontrolling interests	81	267
Distributions to noncontrolling interests	(18,036)	(1,936)
Purchases and sales of noncontrolling interests, net	(3,528)	—
Proceeds from exercise of stock options	11,737	73,449
Payments for deferred and contingent consideration	(5,541)	(750)
Net cash provided by financing activities	484,199	54,011
Effect of exchange rate changes on cash and cash equivalents	13,478	(29,411)
Net increase in cash and cash equivalents	742,502	384,205
Cash and cash equivalents at beginning of period	1,299,184	1,001,055
Cash and cash equivalents at end of period	$2,041,686	$1,385,260

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company's prospects for growth in 2014 and into 2015, including with respect to revenue, adjusted operating income, free cash flow and the profitability of each of its businesses; the company's prospects for long-term growth; the company's expected strong festival and stadium activity, and overall concerts attendance, for the third quarter of 2014; the company's opportunities for additional programming with Yahoo! and other distribution partners and the related anticipated advertising growth; the company's anticipated secondary ticketing gross transaction value growth and milestones; Ticketmaster's expected net client renewal rate for 2014; and the company's strategy for Central and South America as a future growth opportunity. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense. The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others for ticket sales, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss)	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended June 30, 2014

Concerts	$37.1	$1.9	$(3.8)	$26.2	$0.4	$12.4
Ticketing	76.6	0.7	—	41.0	0.1	34.8
Artist Nation	3.2	5.3	—	7.7	(0.3)	(9.5)
Sponsorship & Advertising	49.0	0.4	—	1.7	—	46.9
Other and Eliminations	(2.5)	—	—	(0.9)	—	(1.6)
Corporate	(21.4)	4.3	—	0.5	1.1	(27.3)
Total Live Nation	$142.0	$12.6	$(3.8)	$76.2	$1.3	$55.7

	Three Months Ended June 30, 2013

Concerts	$42.6	$1.6	$(31.3)	$35.1	$0.3	$36.9
Ticketing	77.6	1.7	—	36.7	—	39.2
Artist Nation	8.5	0.2	1.1	10.1	—	(2.9)
Sponsorship & Advertising	47.2	0.2	—	0.6	—	46.4
Other and Eliminations	1.6	(0.1)	—	(0.5)	0.1	2.1
Corporate	(17.6)	4.2	—	0.7	1.4	(23.9)
Total Live Nation	$159.9	$7.8	$(30.2)	$82.7	$1.8	$97.8

	Six Months Ended June 30, 2014

Concerts	$34.5	$3.8	$(3.2)	$54.7	$0.8	$(21.6)
Ticketing	146.6	2.9	(0.1)	87.0	—	56.8
Artist Nation	8.4	5.8	—	15.5	0.2	(13.1)
Sponsorship & Advertising	74.8	0.7	—	1.9	—	72.2
Other and Eliminations	(2.1)	—	—	(1.4)	—	(0.7)
Corporate	(37.6)	9.4	—	1.1	2.1	(50.2)
Total Live Nation	$224.6	$22.6	$(3.3)	$158.8	$3.1	$43.4

	Six Months Ended June 30, 2013

Concerts	$29.4	$2.5	$(34.5)	$63.8	$0.5	$(2.9)
Ticketing	137.2	3.1	—	79.5	0.1	54.5
Artist Nation	7.5	0.3	0.7	20.2	0.1	(13.8)
Sponsorship & Advertising	70.9	0.4	—	0.7	—	69.8
Other and Eliminations	2.4	—	—	(0.8)	—	3.2
Corporate	(34.6)	7.8	—	1.5	2.3	(46.2)
Total Live Nation	$212.8	$14.1	$(33.8)	$164.9	$3.0	$64.6

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q2 2014	Q2 2013
Adjusted operating income	$142.0	$159.9
Less: Cash interest expense — net	(8.7)	(22.0)
Cash taxes	(21.7)	(19.5)
Maintenance capital expenditures	(21.8)	(15.0)
Distributions to noncontrolling interests — net	(13.8)	(0.7)
Distributions from (contributions to) investments in nonconsolidated affiliates	0.2	(0.1)
Free cash flow	$76.2	$102.6
Revenue generating capital expenditures	(18.5)	(18.8)
Net	$57.7	$83.8

($ in millions)	6 months 2014	6 months 2013
Adjusted operating income	$224.6	$212.8
Less: Cash interest expense — net	(35.8)	(44.5)
Cash taxes	(29.1)	(22.9)
Maintenance capital expenditures	(32.3)	(26.5)
Distributions to noncontrolling interests — net	(18.0)	(1.9)
Distributions from (contributions to) investments in nonconsolidated affiliates	0.3	(0.3)
Free cash flow	$109.7	$116.7
Revenue generating capital expenditures	(28.6)	(28.8)
Net	$81.1	$87.9

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	June 30, 2014
Cash and cash equivalents	$2,041.7
Client cash	(577.4)
Deferred revenue — event-related	(857.6)
Accrued artist fees	(58.4)
Collections on behalf of others	(36.7)
Prepaid expenses — event-related	398.0
Free cash	$909.6